UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

November 5, 2009

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 909, Tower B
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
(Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 30, 2009, the Board of Directors approved the increase in the size of the Board of Directors from three members to six members. At the same time, the Board of Directors appointed Mr. Sean Shao, Mr. Julian Ha and Mr. Timothy Driscoll as new members of the Board to fill the vacancies on the Board until their successors have been duly elected and qualified.

Mr. Shao is anticipated to chair the Audit Committee of the Board and serve as a member of the Nominating Committee.  Mr. Ha is anticipated to chair the Compensation Committee of the Board and serve as a member of the Audit Committee of the Board.  Mr. Driscoll is anticipated to chair Nominating Committee of the Board and serve as a member of the Compensation Committee of the Board.

Mr. Sean Shao currently serves as a director of Agria Corporation, a China-based agricultural company listed on the NYSE, and as the Chairman of its Compensation Committee since November 2008, as a director and Chairman of the Audit Committee of Yongye International, Inc., a China-based agricultural company listed on the NASDAQ, since April 2009, and a director and Chairman of the Audit Committee of China Biologic Products, Inc., a plasma-based biopharmaceutical company in China listed on the OTCBB, since July 2008. Mr. Shao previously served as the Chief Financial Officer of Trina Solar Limited (“Trina”) from August 2006 to June 2008, and as the chief financial officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006.  Mr. Shao was the chief financial officer of Watchdata Technologies Ltd., a Chinese security software company, from August 2004 to September 2005 and a senior manager at Deloitte Touche Tohmatsu Beijing from October 1998 to July 2004 and Deloitte & Touche Toronto from December 1994 to November 1997.  Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982.  Mr. Shao is a CPA and holds a license with the American Institute of Certified Public Accountants.

Mr. Julian Ha is a member of the Private Equity, Financial Officers and Legal practice groups of Heidrick & Struggles, a publicly-listed, global retained executive search firm since 2006.  Mr. Ha focuses on placing senior-level legal and finance executives into public and private companies.   From 2005 through 2006,  Mr. Ha was a Director in the Corporate Finance group of Evolution Securities China Limited, an investment bank based in London, UK.  From 2001 to 2005, Mr. Ha was a Director of European Business Development for CapitalKey Advisors and Capital IQ, a corporate finance boutique and private equity research firm backed by CSFB, Merrill Lynch, JP Morgan Chase and Dresdner Bank.  Mr. Ha was an Executive Vice President with DDL, a London-based venture capital fund from 2000 to 2001, where he was responsible for portfolio management.   Mr. Ha trained as a corporate lawyer and has practiced in New York, Washington, D.C., London, Singapore and Shanghai.  Mr. Ha received his BA from Cornell University , his Masters degrees from the London School of Economics and Harvard University and his JD from the NYU School of Law.

Mr. Driscoll currently serves as the chief executive officer of Proteus Industries, president of MTD Ventures, and president and chief of executive officer of Driscoll Management Services. Mr. Driscoll also serves as a director of American Oil and Supply International and  Proteus Industries.  From 1994 through 1999,  Mr. Driscoll was the president and chief executive officer of Agrevo Environmental Health and was the president and chief executive officer of Rouossel UCLAF Environmental Health from 1991 to 1994.  Mr. Driscoll received his MBA in Finance from Xavier University and B.S. in Economics from Villanova University.

Based on its investigation, the Board determined that each of Mr. Sean Shao, Mr. Julian Ha and Mr. Timothy Driscoll is “independent” under section 803 of the NYSE Amex Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, and none of the directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on its review, the Board also determined that Mr. Sean Shao, Mr. Julian Ha and Mr. Timothy Driscoll each qualify as “Non-Employee Directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Internal Revenue Code and related regulations.

In connection with their appointment, the Company entered into director agreements with Mr. Shao, Mr. Ha and Mr. Driscoll.  In the agreement, Mr. Shao will receive compensation in the amount of $2,000 per month and an option to purchase 50,000 shares of the Company’s Common Stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock on October 30, 2009.   The director agreements also provide that Mr. Ha and Mr. Driscoll, each will receive compensation in the amount of $2,000 per month and an option to purchase 40,000 shares of the Company’s Common Stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock on October 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: November 5, 2009	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer